Exhibit 10.6

FSB COMMUNITY BANKSHARES, INC.

ANNUAL INCENTIVE PLAN

This Annual Incentive Plan (the “Plan”) is adopted by FSB Community Bankshares, Inc. (the “Company”), effective as of January 1, 2012.

To encourage Eligible Employees to remain in the employ of the Company, the Company is willing to provide them with an annual cash bonus incentive whereby, every year that they are selected to participate in this Plan, they may receive a cash lump sum equal to a percentage of their base salary upon attainment of specified performance goals. The objective of this Plan is to align the interests of Eligible Employees with the interests of the Company to obtain superior financial results for the Company.

ARTICLE I

Definitions

Definitions. Whenever used in this Plan, the following words and phrases shall have the meanings specified:

1.1          “Award” means an annual bonus paid as a cash lump sum under the Plan.

1.2          “Base Salary” means the Participant’s base salary paid during each calendar year, excluding overtime, bonuses, any stock-based compensation (such as stock options or stock appreciation rights), reimbursements, etc.

1.3          “Committee” means the Compensation Committee of the Company’s Board of Directors.

1.4          “Eligible Employee” means employees of the Company or any affiliate who are selected by the Committee, in its sole discretion, to participate in this Plan. Being selected to participate in this Plan for one Plan Year does not guarantee selection for participation in the Plan for any subsequent Plan Year.

1.5          “Plan Year” means the Company’s fiscal year, which is the calendar year.

1.6          “Participant” means an Eligible Employee who has been notified that he or she has been selected to participate in this Plan for the current Plan Year.

ARTICLE II

Annual Cash Bonuses

2.1          Bonus Award.

(a)          If the performance objectives defined by the Committee each year are accomplished, each Participant shall receive an Award under the Plan equal to a designated percentage of the Participant’s Base Salary, as determined each Plan Year by the Committee in its sole discretion.

(b)          Payment of the Award is contingent on the Participant’s performance level being “at expectation” in order to receive the payment. The Committee shall have the final authority to determine whether any Participant has satisfied the performance level requirement.

(c)          A Participant who is not employed as of the payout date for any Awards made for any Plan Year generally will not be paid the Award for that Plan Year, unless the Committee determines that such Participant should be paid all or a pro-rata portion of the Award for that Plan Year. In the event a Participant dies while eligible for an Award under this Plan, the Committee shall determine whether all or any part of the Award earned for that Plan Year will be paid to the Participant’s estate.

(d)          If an Eligible Employee becomes a Participant at any time after the beginning of a Plan Year, the Award payable to that Participant shall be pro-rated, such that, the percentage of Base Salary that constitutes the Award for that Plan Year shall be multiplied by a fraction, where the numerator is the number of full calendar months that the individual was a Participant in the Plan and the denominator is 12.

2.2          Performance Objectives. Payment of Awards in any Plan Year is contingent upon the performance objectives specified by the Committee for any Participant being met by that Participant. The specific goals are determined annually by the Committee and are subject to change by the Committee, but generally include performance targets such as net income, mortgage originations, NIM, transaction account deposits/percentage of total deposits; asset quality, net NIE, investments percentage of total assets, controllable branch expenses, checking account growth, and other discretionary or qualitative measures. Unless the Committee determines otherwise, if the performance objectives for a Plan Year are not satisfied, no Award shall be paid under the Plan for that Plan Year.

2.3          Annual Award and Accrual of Costs. The Committee will establish a targeted Award level for each Eligible Employee at the beginning of each Plan Year based on the stated performance objectives for that year. The Company will accrue the cost of this Award during the course of the year and adjust the accrual rate based on periodic review of the Company’s likelihood of achieving the performance objectives.

2.4          Time of Payout. No later than two and one half (2 ½) months after the close of the Plan Year, the Award will be paid to the Participant in a cash lump sum. Awards under the Plan are intended to be exempt from Section 409A of the Internal Revenue Code under the “short term deferral rule” set forth in Treasury Regulations Section 1.409A-1(b)(4).

ARTICLE III

Amendments and Termination

3.1          Right to Amend or Terminate. The Committee may amend or terminate this Plan at any time without the consent of any Participants.

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ARTICLE IV

Miscellaneous

4.1          Binding Effect. This Plan shall be binding on the Participants, the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

4.2          No Guarantee of Employment. This Plan is not an employment policy or contract. It does not give any Participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Participant. It also does not interfere with the Participant’s right to terminate employment at any time.

4.3          Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached, or encumbered in any manner.

4.4          Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of New York, except to the extent preempted by the laws of the United States of America.

4.5          Entire Agreement. This Plan constitutes the entire agreement between the Company and the Employee as to the subject matter hereof. No rights are granted to the Employee by virtue of this Plan other than those specifically set forth herein.

4.6          Administration. The Committee shall have powers which are necessary to administer this Plan, including but not limited to:

(a)          Interpreting the provisions of the Plan;

(b)          Establishing and revising the method of accounting for the Plan;

(c)          Maintaining a record of benefit payments; and

(d)          Establishing rules and prescribing any forms necessary or desirable to administer the Plan.

IN WITNESS WHEREOF, the Company has executed this Plan on the date set forth below.

FSB COMMUNITY BANKSHARES, INC.

March 28, 2012	By:	/s/ Robert W. Sturn
Date		Chair, Compensation Committee

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